Exhibit A

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of OmniAmerican Bancorp, Inc. shall be filed on behalf of the undersigned.

/s/ STEVEN R. GERBEL
Steven R. Gerbel

BROWN TROUT MANAGEMENT, LLC
Name: Steven R. Gerbel
Title: Managing Member